UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2025
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Pure Storage, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-37570	27-1069557
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2555 Augustine Dr. Santa Clara, California 95054
(Address of Principal Executive Offices and Zip Code)

(800) 379-7873
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	PSTG	New York Stock Exchange LLC
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On November 4, 2025, Pure Storage, Inc. (“Pure”) issued a press release reaffirming its financial guidance for its fiscal third quarter ended November 2, 2025 and its full-year fiscal 2026 provided in its second quarter earnings announcement on August 27, 2025. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

This information, including the exhibit(s) hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)

On November 4, 2025, Pure announced the appointment of Patrick S. Finn, age 61, to become Pure’s Chief Revenue Officer and the transition of Dan FitzSimons from his role as Pure’s Chief Revenue Officer to a role as a senior advisor within the company. He will no longer be an executive officer.

Mr. Finn served as principal and founder of Finn Advisors, a consulting and advisory service that assisted companies with go-to-market strategy from 2016 to present. Mr. Finn previously served as Vice President Americas at Cloudflare, an internet infrastructure services company, from June 2024 to July 2025, as Senior Vice President of Global Industries for Iron Mountain, an information management company, from June 2023 to June 2024, as President and General Manager of SS&C Blue Prism, a company offering business process automation software, from December 2020 to November 2022, and as Executive Vice President Americas at Teradata, a company offering data warehousing and analytics software, from 2019 to 2020. Previously, Mr. Finn served in various sales leadership roles at Cisco, from 1996 to 2016, including as Cisco’s Senior Vice President, US Public Sector. He holds a B.B.A. in Management Information Systems from Pace University and an M.S. in Telecommunication & Computer Management from NYU.

In connection with his appointment, Pure entered into an agreement with Mr. Finn describing the terms of his employment (the “Employment Agreement”). Under the Employment Agreement, Mr. Finn will receive an initial annual base salary of $650,000. In addition, Mr. Finn will be eligible for an annual performance-based cash bonus, with a target amount equal to 100% of his base salary, based on performance measures set and being satisfied, as determined by the Compensation and Talent Committee of Pure’s Board of Directors. In addition, Mr. Finn will receive a one-time signing bonus of $1,000,000; provided that if Mr. Finn’s employment is terminated for any reason other than a layoff within the first 12 months of service, such amount must be repaid, limited to the amount net after taxes withheld.

Pursuant to the Employment Agreement and our 2015 Equity Incentive Plan, Pure has granted Mr. Finn:

•a restricted stock unit award to acquire 92,896 shares of Pure’s common stock, which will vest as to 25% of the shares on December 20, 2026, with the remaining shares to vest in equal quarterly installments over the subsequent 12 quarters.
•a restricted stock unit award to acquire 108,840 shares of Pure’s common stock, at target, to be earned based on Pure’s market capitalization meeting or exceeding $40 billion, over an approximately five-year period, with any earned shares to vest on March 20, 2030 and are subject to a one-year post vest hold.

Mr. Finn will be eligible to participate in Pure’s Change in Control and Severance Benefit Plan (the “Severance Plan”), which was filed as Exhibit 10.12 to Pure’s Quarterly Report on Form 10-Q (File No. 001-37570) filed with the Securities and Exchange Commission (“SEC”) on December 9, 2020. The foregoing description is qualified in its entirety by reference to the Severance Plan and the Employment Agreement, which will be filed as an exhibit to Pure’s Quarterly Report on Form 10-Q for the period ending August 3, 2025.

Except for his Employment Agreement, there is no arrangement or understanding between Mr. Finn and any other person pursuant to which Mr. Finn was selected as an officer. Mr. Finn is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Finn does not have any family relationship with any of Pure’s directors or executive officers or any persons nominated or chosen by Pure to be a director or executive officer. In connection with his appointment, Mr. Finn will execute Pure’s standard form of indemnity agreement for officers, which was previously filed with the SEC as an Exhibit to Pure’s Annual Report on Form 10-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
The following exhibits are furnished herewith:

Exhibit No.	Description

99.1	Press Release dated November 4, 2025
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 1.01)

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pure Storage, Inc.
(Registrant)

Date:	November 4, 2025	By:	/s/ Nicole Armstrong
Nicole Armstrong
Chief Administrative and Legal Officer